Boyle CPA, LLC

Certified Public Accountants & Consultants

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Wikisoft Corp. (the “Company”) on Form 10 of our report dated April 24, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the consolidated balance sheets as of December 31, 2019 and 2018, and the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes.

/s/ Boyle CPA, LLC

Bayville, NJ

January 6, 2021